4

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

Assured Guaranty Ltd. (“Assured Guaranty”) today priced a public offering (the “Offering”) of 23,924,000 common shares. Assured Guaranty expects the issuance and delivery of the common shares to occur on December 3, 2009. Assured Guaranty also granted the underwriters a 30-day option to purchase up to an additional 5,775,000 common shares at the same public offering price.

UBS Securities LLC is acting as sole underwriter for the offering.

Assured Guaranty intends to use the net proceeds of the Offering for general corporate purposes and to complete the external capital portion of its previously announced capital initiative plan for its subsidiaries.  Assured Guaranty may contribute some portion of the net proceeds to the capital of its subsidiary, Assured Guaranty Corp., which will use this contribution for its general corporate purposes.

References in this Form 8-K to “Assured Guaranty,” “we,” “us,” “our” and the “Company,” refer to Assured Guaranty Ltd. and, unless the context otherwise requires or unless otherwise stated, its subsidiaries.

The following disclosures relate to the Offering:

SUPPLEMENTAL RISK FACTORS

The following discussion updates and, to the extent inconsistent therewith, supersedes the discussion under “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.

For purposes of the discussion below, the term ‘‘U.S. Person’’ means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States or under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Assured Guaranty Ltd. and/or certain of our foreign subsidiaries may be subject to U.S. tax.

Assured Guaranty Re Overseas Ltd. (“AGRO”) and Financial Security Assurance (U.K.) Ltd. (“FSA UK”) have each elected to be classified as a U.S. domestic entity for all U.S. federal tax purposes, and thus will be subject to U.S. taxation on their respective net income. We manage our business so that Assured Guaranty Ltd., Assured Guaranty Re Ltd. (“AG Re”) and each of our U.K. subsidiaries other than FSA UK operate in such a manner that none of them should be subject to U.S. federal tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks, and U.S. withholding tax on certain U.S. source investment income). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service (“IRS”) will not contend successfully that Assured Guaranty Ltd. or any of its foreign subsidiaries not otherwise subject to U.S. net income taxation is/are engaged in a trade or business in the United States. If Assured Guaranty Ltd. or any of such foreign subsidiaries were considered to be engaged in a trade or business in the United States, each such company could be subject to U.S. corporate income and branch profits taxes on the portion of its earnings effectively connected to such U.S. business.

Assured Guaranty Ltd. and our Bermuda subsidiaries may become subject to taxes in Bermuda after March 2016, which may have a material adverse effect on our results of operations and on your investment.

The Bermuda Minister of Finance, under Bermuda’s Exempted Undertakings Tax Protection Act 1966, as amended, has given Assured Guaranty Ltd., AG Re and AGRO an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then subject to certain limitations the imposition of any such tax will not be applicable to Assured Guaranty Ltd. or our Bermuda subsidiaries, or any of Assured Guaranty Ltd.’s or our Bermuda subsidiaries’ operations, shares, debentures or other obligations until March 28, 2016. Given the limited duration of the Minister of Finance’s assurance, we cannot be certain that we will not be subject to Bermuda tax after March 2016.

The Organization for Economic Cooperation and Development and the European Union are considering measures that might increase our taxes and reduce our net income.

The Organization for Economic Cooperation and Development (the “OECD”) has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. According to the OECD, Bermuda is a jurisdiction that has substantially implemented the internationally agreed tax standard and as such is listed on the OECD “white list.” We are not able to predict whether any changes will be made to this classification or whether such changes will subject us to additional taxes.

U.S. persons who hold 10% or more of our shares directly or through foreign entities may be subject to taxation under U.S. “CFC” rules.

Each 10% U.S. shareholder of a foreign corporation that is a controlled foreign corporation (“CFC”) for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation directly or indirectly through foreign entities on the last day of the foreign corporation’s taxable year on which it is a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed.

We believe that because of the dispersion of the share ownership in Assured Guaranty Ltd., provisions in our Bye-Laws that limit voting power, contractual limits on voting power and other factors, no U.S. Person who owns our common shares directly or indirectly through foreign entities should be treated as a 10% U.S. shareholder of Assured Guaranty Ltd. or of any of our foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge, in which case such U.S. Person may be subject to taxation under U.S. tax rules.

U.S. Persons who hold shares may be subject to U.S. income taxation at ordinary income rates on their proportionate share of our related person insurance income.

Under applicable regulations, if:

•                                          the gross related person insurance income (“RPII”) of an insurance subsidiary (such as AG Re) were to equal or exceed 20% of the insurance subsidiary’s gross insurance income in any taxable year and

•                                          direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of the voting power or value of our shares, then a U.S. Person who owns our shares (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person’s pro rata share of the insurance subsidiary’s RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date, regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income.

The amount of RPII earned by an insurance subsidiary (such as AG Re) (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of shares or any person related to such holder) will depend on a number of factors, including the geographic distribution of the insurance subsidiary’s business and the identity of persons directly or indirectly insured or reinsured by an insurance subsidiary (such as AG Re). We believe that no insurance subsidiary had in prior years of operation, nor should in the foreseeable future have, either RPII income which equals or exceeds 20% of gross insurance income or have direct or indirect insureds, as provided for by RPII rules, of the insurance subsidiary (and related persons) directly or indirectly own 20% or more of either the voting power or value of Assured Guaranty Ltd.’s shares. However, we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

U.S. Persons who dispose of our shares may be subject to U.S. income taxation at ordinary incometax rates on a portion of their gain, if any.

The meaning of the RPII provisions and the application thereof to Assured Guaranty Ltd. and the insurance subsidiaries is uncertain. The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation’s gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as dividend income to the extent of the holder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the holder owned the shares. This provision applies whether or not such earnings and profits are attributable to RPII. In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder.

In the case of Assured Guaranty Ltd.’s shares, these RPII rules should not apply to dispositions of shares because Assured Guaranty Ltd. is not itself directly engaged in the insurance business. However, the RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the the U.S. Internal Revenue Code of 1986, as amended (the “Code”) exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form, what changes or clarifications might ultimately be made thereto, or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII.

U.S. Persons who hold common shares will be subject to adverse tax consequences if we are considered to be a “passive foreign investment company” for U.S. federal income tax purposes.

If Assured Guaranty Ltd. is considered a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, a U.S. Person who owns any shares of Assured Guaranty Ltd. will be subject to adverse tax consequences that could materially adversely affect its investment, including subjecting the investor to both greater tax liability than might otherwise apply and tax on amounts in advance of when tax would otherwise be imposed. We believe that Assured Guaranty Ltd. is not, and currently do not expect Assured Guaranty Ltd. to become, a PFIC for U.S. federal income tax purposes; however, we cannot assure you that Assured Guaranty Ltd. will not be deemed a PFIC by the IRS.

There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation.

Changes in U.S. federal income tax law could materially adversely affect an investment in our common shares.

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages to companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. insurance companies to foreign affiliates and impose additional limits on deductibility of interest of foreign owned U.S. corporations. Another legislative proposal would treat a foreign corporation that is primarily managed and controlled in the United States as a U.S. corporation for U.S federal income tax purposes. Further, legislation has been introduced to override the reduction or elimination under a U.S. tax treaty of U.S. withholding tax on certain U.S. source investment income in the case of a deductible related party payment made by a U.S. member of a foreign controlled group to a foreign member of the group organized in a tax treaty country to the extent that the ultimate foreign parent corporation would not enjoy the treaty benefits with respect to such payments. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on us or our shareholders.

U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, is a PFIC, or whether U.S. Persons would be required to include in their gross income the “subpart F income” of a CFC or RPII are subject to change, possibly on a retroactive basis. There currently are no regulations regarding the application of the PFIC rules to insurance companies, and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when, or in what form such regulations or pronouncements may be implemented or made, or whether such guidance will have a retroactive effect.

On November 6, 2009, the United States enacted new tax legislation that, among other things, extends the period over which companies may carry back net operating losses to recover previously paid income taxes. Under U.S. generally accepted accounting principles, the effects of changes in tax law are recorded in the period in which the law is enacted. We are currently reviewing the new legislation and will reflect the implications on our financial position and results of operations, if any, in our year-end financial statements.

Recharacterization by the IRS of our U.S. federal tax treatment of losses on our credit default swap portfolio can adversely affect our financial position.

As part of our financial guaranty business, each of Assured Guaranty Corp. (“AGC”) and AGM has sold credit protection by insuring credit defaults swaps (“CDS”) entered into with various financial institutions. AGC’s and Assured Guaranty Municipal Corp. (“AGM”) CDS portfolio had experienced mark-to-market losses of $1,148 million as of September 30, 2009, which are only deductible for U.S. federal income tax purposes upon realization and, consequently, generate a significant deferred tax asset based on AGC’s and AGM’s intended treatment of such losses as ordinary insurance losses upon realization. The U.S. federal income tax treatment of CDS is an unsettled area of the tax law. As such, it is possible that the IRS may decide that the losses generated by AGC’s and AGM’s CDS business should be characterized as capital rather than ordinary insurance losses, which could materially adversely affect our financial condition.

An ownership change under Section 382 of the Code could have adverse U.S. federal tax consequences.

If Assured Guaranty Ltd. were to issue equity securities in the future, including in connection with any strategic transaction, or if previously issued securities of Assured Guaranty were to be sold by the current holders, we may experience an “ownership change” within the meaning of Section 382 of the Code. In general terms, an ownership change would result from transactions increasing the aggregate ownership of certain shareholders in Assured Guaranty Ltd.’s shares by more than 50 percentage points over a testing period (generally three years). If an ownership change occurred, our ability to use certain tax attributes, including certain built-in losses, credits, deductions or tax basis and/or our ability to continue to reflect the associated tax benefits as assets on our balance sheet, may be limited. We cannot give any assurance that Assured Guaranty Ltd. will not undergo an ownership change at a time when these limitations could materially adversely affect our financial condition.

Financial Securities Assurance Holdings Ltd. likely experienced an ownership change under Section 382 of the Code.

In connection with its June 2009 acquisition by us (the “Acquisition”), Financial Security Assurance Holdings Ltd. (“FSAH”) likely experienced an “ownership change” within the meaning of Section 382 of the Code. We have concluded that, as applied to FSAH, the Section 382 limitations described in “—An ownership change under Section 382 of the Code could have adverse U.S. federal tax consequences” above are unlikely to have any material tax or accounting consequences.  However, this conclusion is based on a variety of assumptions, including our estimates regarding the amount and timing of certain deductions and future earnings, any of which could be incorrect. Accordingly, we cannot assure you that these limitations would not have an adverse effect on our financial condition or that such adverse effects would not be material.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements of Assured Guaranty have been prepared to assist you in your analysis of the financial effects of the Acquisition. The unaudited pro forma combined condensed financial statements were prepared using the historical financial statements of Assured Guaranty and FSAH for those periods prior to July 1, 2009 (the “Acquisition Date”) and the actual combined consolidated results for the period subsequent to the Acquisition Date. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Assured Guaranty and FSAH.

The accompanying unaudited pro forma combined condensed financial statements give effect to the transfer by FSAH to Dexia Holdings Inc. (“Dexia”) of the stock of FSAH’s financial products companies as well as the transfer of the remaining liquidity and credit risk of the Guaranteed Investment Contract (“GIC”) operations to Dexia, which we refer to in the following tables as the “FP Business Distribution.”

The historical financial statements and the pro forma adjustments were prepared under US GAAP that was effective for the periods presented. Effective January 1, 2009, Assured Guaranty and FSAH adopted Accounting Standards Codification (“ASC”) 944-20, which significantly changed the accounting for financial guaranty insurance. Pro forma results for 2008 are presented based upon prior US GAAP guidance in effect at that time; therefore, 2008 and 2009 amounts are not comparative.

The pro forma financials prior to the Acquisition Date do not reflect revenue opportunities and cost savings that we expect to realize after the Acquisition. We cannot assure you with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the Acquisition.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 assume that the transaction took place the first day of the period presented (i.e., January 1, 2008), except for the 2009 activity subsequent to the Acquisition Date, which reflects the actual combined results of operations for the consolidated Company.

The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

Assured Guaranty Ltd. and Subsidiaries

Unaudited Pro Forma Combined Condensed Statements of Operations

For the Year Ended December 31, 2008

(dollars in thousands, except per share amounts)

	Assured Guaranty As Reported	FSAH As Reported	Pro Forma Adjustments for Acquisition	Notes		Proforma Combined
REVENUES
Net earned premiums	$261,398	$376,573	$158,700	(a	)	$796,671
Net investment income	162,558	264,181	—			426,739
Net realized investment gains (losses)	(69,801)	(6,669)	—			(76,470)
Net change in fair value of credit derivatives
Realized gains and other settlements	117,589	126,891	—			244,480
Unrealized GL—credit derivatives	38,034	(744,963)	—			(706,929)
Net change in fair value of credit derivatives	155,623	(618,072)	—			(462,449)
Fair value gain (loss) on committed capital securities	—	82,800	—			82,800
Income from assets acquired in financing transactions	—	11,154	—			11,154
Other income	43,410	(15,845)	—			27,565
TOTAL REVENUES	553,188	94,122	158,700			806,010
EXPENSES
Loss and loss adjustment expenses	265,762	1,877,699	—			2,143,461
Amortization of deferred acquisition costs	61,249	65,700	(65,700)	(b	)	61,249
Other operating expenses	83,493	55,630	—			139,123
Interest expense	23,283	58,455	6,314	(c	)	103,052
			15,000	(d	)
Profit commission expense	1,336	—	—			1,336
Other expenses	5,734	—	—			5,734
TOTAL EXPENSES	440,857	2,057,484	(44,386)			2,453,955
Income (loss) before (benefit) provision for income taxes	112,331	(1,963,362)	203,086			(1,647,945)
Benefit (provision) for income taxes	43,448	(689,671)	71,080	(e	)	(575,143)
Net income (loss)	$68,883	$(1,273,691)	$132,006			$(1,072,802)
Net income per diluted share						$(7.17)

See accompanying notes to unaudited pro forma combined condensed financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

Assured Guaranty Ltd. and Subsidiaries

Unaudited Pro Forma Combined Condensed Statements of Operations

For the Nine Months Ended September 30, 2009

(dollars in thousands, except per share amounts)

	Assured Guaranty As Reported	FSAH Results January 1, to June 30, 2009	Pro Forma Adjustments for Acquisition	Notes		Proforma Combined
REVENUES
Net earned premiums	$557,050	$244,570	$329,875	(a	)	$1,131,495
Net investment income	171,643	122,231	(25,400)	(f	)	268,474
Net realized investment gains (losses)	(28,096)	(9,687)	—			(37,783)
Net change in fair value of credit derivatives			—			—
Realized gains and other settlements	120,086	59,963	—			180,049
Unrealized GL—credit derivatives	(432,637)	652,339	(25,404)			194,298
Net change in fair value of credit derivatives	(312,551)	712,302	(25,404)			374,347
Financial guaranty variable interest entities revenues	4,881	—	—			4,881
Fair value gain (loss) on committed capital securities	(93,961)	6,655	—			(87,306)
Income from assets acquired in financing transactions	1,619	4,287	(454)	(g	)	5,452
Other income	58,533	60,334	(1,289)	(h	)	117,578
TOTAL REVENUES	359,118	1,140,692	277,328			1,777,138
EXPENSES
Loss and loss adjustment expenses	251,109	443,553	(399,281)	(i	)	295,381
Amortization of deferred acquisition costs	41,277	16,828	(27,167)	(b	)	30,938
Other operating expenses	122,325	60,147	—			182,472
FSAH acquisition-related expenses	80,179	—	(80,179)	(j	)	—
Interest expense	37,495	28,486	3,400	(c	)	69,381
Goodwill and settlement of pre-existing relationship	23,341	—	62,076	(k	)	85,417
Financial guaranty variable interest entities expenses	10,152	—	—			10,152
Profit commission expense	2,549	—	(1,289)	(l	)	1,260
TOTAL EXPENSES	568,427	549,014	(442,440)			675,001
Income (loss) before (benefit) provision for income taxes	(209,309)	591,678	719,768			1,102,137
Benefit (provision) for income taxes	(84,493)	260,301	273,114	(e	)	448,922
Net income (loss)	(124,816)	331,377	446,654			653,215
Less: Non-controlling interest of variable interest entities	(5,271)	—	—			(5,271)
Net income (loss) attributable to Assured Guaranty Ltd.	$(119,545)	$331,377	$446,654			$658,486
Net income per diluted share						$5.79

See accompanying notes to unaudited pro forma combined condensed financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

Assured Guaranty Ltd.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined condensed statements of operations data for the year ended December 31, 2008 and the nine months ended September 30, 2009 show the estimated effects of the Acquisition as if it had occurred on the first day of the periods presented (i.e., January 1, 2008).

The Adjustments For Acquisition column represents adjustments to the historic consolidated financial statements of Assured Guaranty and FSAH to conform to the preliminary presentation of such information for the combined entity as discussed below. For purposes of identifying the transactions that give rise to the changes on the financial statements, references are provided to reflect where balances have been adjusted. The historical financial statements and the pro forma adjustments were prepared under US GAAP. Effective January 1, 2009, Assured Guaranty and FSAH adopted ASC 944-20 (FAS 163), which significantly changed the accounting for financial guaranty insurance.

Historically, Assured Guaranty and FSAH engaged in reinsurance transactions together. The effects of material intercompany transactions have been eliminated from the accompanying unaudited pro forma combined financial information.

The Acquisition was accounted for using the purchase method of accounting effective on January 1, 2009 in accordance with ASC 805 (FAS No. 141R), Business Combinations. Assured Guaranty was the acquiring entity for financial reporting purposes. Under the purchase method of accounting, the acquisition price was allocated to the identifiable tangible and intangible assets and liabilities assumed of the acquired entity based on their estimated fair values. Costs of the Acquisition are expensed in the period in which the expenses are incurred. The Company’s consolidated financial statements for the nine months ended September 30, 2009 include the effects of a bargain purchase of approximately $232.6 million, offset by the recognition of a loss on the settlement of a pre-existing relationship (related to intercompany reinsurance contracts) of approximately $170.5 million and a impairment of Assured Guaranty’s previously recorded goodwill of approximately $85.4 million, for a net expense of $23.3 million. The Company’s consolidated results for 2009 also include $80.2 million of expenses related to the acquisition of FSAH.

Note 2—Unaudited Pro Forma Adjustments

Unaudited Pro Forma Combined Condensed Statements of Operations

Pro Forma Adjustments for Acquisition

(a)                                  Adjustment to record incremental net earned premium attributable to the fair value adjustment to unearned premium reserve as of the Acquisition Date. The methodology for determining such value takes into account the rating of the insured obligation expectation for loss based on its sector and rating. The net cash flows are discounted at a risk-free rate. The adjustment to earned premium assumes that the pro forma adjustment amounts will be earned in proportion to FSAH’s projected earned premium amounts under its current earnings methodology in effect for the period presented.

(b)                                 Adjustment to eliminate FSAH’s deferred acquisition cost amortization as a result of write-off of deferred acquisition costs as part of purchase GAAP accounting.

(c)                                  Adjustment to record incremental interest expense attributable to the effects of fair valuing FSAH’s debt as of the Acquisition Date. Adjustment assumes incremental expense will be recognized straight line over the contractual life of the debt. The debt matures beginning in 2036 with the final obligation maturing in 2103. The coupon rates are considerably lower than the rates that would apply to comparable debt issued today. Accordingly, the adjustment to the carrying value of the debt reflects the changes in credit spreads from when the debt was originally entered into and current credit spreads in the market.

(d)                                 Adjustment to reflect interest expense on $150 million of equity units.

(e)                                  Adjustment to tax effect of all pro forma adjustments. Adjustment assumes a 35% tax rate for all adjustments.

(f)                                    Adjustment to reflect the effect of amortization/accretion of investment income discount/premium as the result of fair valuing FSAH’s investment portfolio as of the Acquisition Date.

(g)                                 Adjustment to reflect the effect of amortization/accretion of investment income discount/premium as the result of fair valuing FSAH’s assets acquired in financing transactions as of the Acquisition Date.

(h)                                 Adjustment to reflect the elimination of profit commission related to pre-existing relationship between Assured Guaranty and FSAH entities as of the Acquisition Date.

(i)                                     Adjustment to reflect the change in the recognition of AGM’s financial statements as a result of fair valuing its financial guaranty contracts, as discussed in item (a). Under ASC 944-20, loss and loss adjustment expenses incurred are recognized once the expected loss exceeds Assured Guaranty’s unearned premium reserve. As a result of the fair valuing of unearned premium reserve discussed in item (a), these losses and loss adjustment expenses would not have been in excess of the applicable unearned premium reserve as the result of purchase accounting under ASC 944-20.

(j)                                     Adjustment to eliminate the expenses Assured Guaranty has incurred in connection with its acquisition of FSAH in 2009.

(k)                                  Adjustment to eliminate the effects of a bargain purchase of approximately $232.6 million, offset by the recognition of a loss on the settlement of a pre-existing relationship (related to intercompany reinsurance contracts) of approximately $170.5 million recognized in Assured Guaranty’s consolidated financial statements in the third quarter 2009 related to the acquisition of FSAH.

MATERIAL TAX CONSIDERATIONS

The following summary of the taxation of us and our shareholders is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

United States Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common shares. Unless otherwise stated, this summary deals only with holders that are U.S. Persons (as defined below) other than partnerships or persons that hold common shares through a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of Section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities, tax exempt organizations, expatriates, or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion generally does not include any description of alternative minimum tax, gift tax or estate tax consequences, the tax laws of any state or local governments within the United States or any aspect of U.S. federal taxation other than income taxation. Persons considering the acquisition of our common shares through the exercise of rights should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

For purposes of this discussion, the term “U.S. Person” means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States or under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your own tax advisors.

Taxation of Assured Guaranty Ltd. and Subsidiaries

We have conducted and intend to conduct substantially all of our foreign operations outside the United States and to limit the U.S. contacts of Assured Guaranty Ltd. and its foreign subsidiaries (other than AGRO and FSA UK, each of which has elected to be taxed as a U.S. corporation) so that they should not be engaged in a trade or business in the United States. A foreign corporation, such as

AG Re, deemed to be engaged in a trade or business in the United States would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation may generally be entitled to deductions and credits only if it timely files a U.S. federal income tax return. Assured Guaranty Ltd. and AG Re have and will continue to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the “branch profits” tax.

Under the income tax treaty between Bermuda and the United States (the “Bermuda Treaty”), a Bermuda insurance company would not be subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. AG Re and other Bermuda subsidiaries currently intend to conduct their activities so that they do not have a permanent establishment in the United States.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AG Re or another Bermuda subsidiary is considered to be engaged in the conduct of an insurance business in the United States and is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of AG Re’s or that other Bermuda subsidiary’s investment income to U.S. income tax.

U.S. source income of a foreign corporation that is not engaged in a trade or business in the United States, or of a foreign corporation that is engaged in a U.S. trade or business but which income is not effectively connected with such U.S. trade or business, is nonetheless subject to U.S. income tax imposed by withholding in the case of certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption or reduction under the Code or applicable income tax treaties. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income. The standard non-treaty rate of U.S. withholding tax is currently 30%. Accordingly, dividends paid, if any, by a U.S. corporation to AG Re or another Bermuda subsidiary of Assured Guaranty Ltd. should be subject to withholding of U.S. tax at a 30% rate.

Assured Guaranty US Holdings Inc., AGC, AG Financial Products Inc., Assured Guaranty Overseas US Holdings Inc., Assured Guaranty Mortgage Insurance Company, AGM and certain AGM subsidiaries are U.S. domiciled corporations and are subject to taxation in the United States at regular corporate rates. AGRO and FSA UK have each elected to be treated as a U.S. corporation for all U.S. federal tax purposes and are thus subject to taxation in the United States at regular corporate rates.

Taxation of Shareholders

Ownership and Disposition of Common Shares

Taxation of Distributions.  Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, cash distributions, if any, made with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Assured Guaranty (as computed using U.S. tax principles). Under current legislation, certain dividends paid to individual and certain other non-corporate shareholders before 2011 are eligible for reduced rates of tax. Dividends paid by Assured Guaranty Ltd. to corporate shareholders will not be eligible for the dividends received deduction. To the extent such distributions exceed Assured Guaranty Ltd.’s earnings and profits, they will be treated first as a return of the shareholder’s basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

We believe dividends paid by us before 2011 to non-corporate holders of our common shares that are traded on the NYSE will be eligible for reduced rates of tax up to a maximum of 15% as “qualified dividend income,” provided that we are not a PFIC and certain other requirements, including stock holding period requirements, are satisfied. Qualified dividend income is currently subject to tax at capital gain rates. However, note that legislation has periodically been introduced in the U.S. Congress intending to limit the availability of this preferential dividend tax rate where dividends are paid by corporations resident in foreign jurisdictions deemed to be “tax-haven” jurisdictions for this purpose.

Classification of Assured Guaranty Ltd. or its Foreign Subsidiaries as a Controlled Foreign Corporation.  A “10% U.S. Shareholder” is a U.S. Person who owns (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of Section 958(b) of the Code (i.e., “constructively”)) at least 10% of the total combined voting power of all classes of stock entitled to vote of a foreign corporation. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or constructively) more than 50% of the total combined voting power of all classes of stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. A foreign corporation such as AGRO or FSA UK that has elected to be characterized as a U.S. domestic entity for all U.S. federal tax purposes will not be classified as a CFC. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation.

Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation, directly or indirectly through foreign entities, on the last day of the foreign corporation’s taxable year on which it is CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. “Subpart F income” of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income).

We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who owns shares of Assured Guaranty Ltd. directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of Assured Guaranty Ltd. or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

The RPII CFC Provisions.  The following discussion generally is applicable only if the RPII of AG Re or any other non-U.S. insurance company subsidiaries of Assured Guaranty Ltd. that have not made an election under Section 953(d) of the Code to be treated as a U.S. corporation for all U.S. federal tax purposes and are not wholly-owned by a U.S. corporation that is a direct or indirect subsidiary of Assured Guaranty Ltd. (collectively, the “Insurance Subsidiaries”) determined on a gross basis, is 20% or more of that Insurance Subsidiary’s gross insurance income (the “20% Threshold”) for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any taxable year in which each such Insurance Subsidiary’s gross RPII falls below the 20% Threshold or the 20% Ownership Exception is met. Although we cannot be certain, Assured Guaranty believes that each Insurance Subsidiary was in prior years of operations and will be for the foreseeable future below either the 20% Threshold or meet the 20% Ownership Exception for each tax year.

RPII is any “insurance income” (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “RPII shareholder” (as defined below) or a “related person” (as defined below) to such RPII shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of each Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term “RPII shareholder” means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of Assured Guaranty Ltd.’s shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. Each Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of Assured Guaranty Ltd. by vote or value.

RPII Exceptions.  The special RPII rules do not apply if (i) at all times during the taxable year less than 20% of the voting power and less than 20% of the value of the stock of Assured Guaranty Ltd. is owned (directly or indirectly) by persons (directly or indirectly) insured under any policy of insurance or reinsurance issued by an Insurance Subsidiary or related persons to any such persons (the “20% Ownership Exception”), (ii) RPII, determined on a gross basis, is less than 20% of an Insurance Subsidiary’s gross insurance income for the taxable year (the “20% Gross Income Exception”), (iii) an Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) an Insurance Subsidiary elects to be treated as a U.S. corporation and waive all treaty benefits and meet certain other requirements. The Insurance Subsidiaries do not intend to make either of these elections. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in Assured Guaranty Ltd. (and therefore, indirectly, in the Insurance Subsidiaries) on the last day of Assured Guaranty Ltd.’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of RPII for the portion of the taxable year during which an Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person’s share of an Insurance Subsidiary’s current-year earnings and profits as reduced by the U.S. Person’s share, if any, of certain prior-year deficits in earnings and profits. Each Insurance Subsidiary intends to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or 20% Ownership Exception. Although we believe that the gross RPII of each Insurance Subsidiary has not in the past equaled or exceeded 20% of its gross insurance income, and do not expect it to do so in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

Computation of RPII.  For any year in which an Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception, Assured Guaranty Ltd. may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Assured Guaranty is unable to determine whether a beneficial owner of shares is a U.S. Person, Assured Guaranty may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. If an Insurance Subsidiary meets the 20% Ownership Exception or the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income.

Apportionment of RPII to U.S. Persons.  Every RPII shareholder who owns shares on the last day of any taxable year of Assured Guaranty Ltd. in which an Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception should expect that for such year it will be required to include in gross income its share of that Insurance Subsidiary’s RPII for the portion of the taxable year during which that Insurance Subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of that Insurance Subsidiary’s RPII.

Basis Adjustments.  A RPII shareholder’s tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Assured Guaranty Ltd. out of previously taxed RPII income. The RPII shareholder’s tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

Uncertainty as to Application of RPII.  The RPII provisions have never been interpreted by the courts or the Treasury Department in final Treasury regulations, and Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these Treasury regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection including regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and the application thereof to Assured Guaranty Ltd. and the Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in our common shares should consult his tax advisor as to the effects of these uncertainties.

Tax-Exempt Shareholders.  Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in certain circumstances, see below “Information Reporting and Backup Withholding.”

Dispositions of Our Shares.  Subject to the discussions below relating to the potential application of the Code Section 1248 and PFIC rules, holders of our common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of such shares in the same manner as on the sale, exchange or other disposition of any other shares of stock held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals (subject to increase in 2011 without Congressional action) and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute “passive income” for foreign tax credit limitation purposes.

Code Section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors that no U.S. Person that owns shares (directly or indirectly through foreign entities) of Assured Guaranty Ltd. should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of Assured Guaranty Ltd.; to the extent this is the case under the generally applicable CFC rules Code Section 1248 should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Assured Guaranty will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form.

Code Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Ownership Exception or 20% Gross Income Exception applies. Existing proposed regulations do not address whether Code Section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that Code Section 1248 should not apply to dispositions of our shares as a result of the RPII rules because Assured Guaranty Ltd. will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules would apply to dispositions of our common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

Passive Foreign Investment Companies.  In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” (the “75% test”) or (ii) 50% or more of its assets produce or are held for the production of passive income (the “50% test”).

If Assured Guaranty Ltd. were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their common shares, unless such person (i) is a 10% U.S. Shareholder and we are a CFC or (ii) made a “qualified electing fund” election with respect to our common shares. It is uncertain whether Assured Guaranty Ltd. would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. In addition, if Assured Guaranty Ltd. were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual’s heirs or estate would not be entitled to a “step-up”

in the basis of the common shares that might otherwise be available under U.S. federal income tax laws.

In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the common shares during the three preceding taxable years (or shorter period during which the taxpayer held common shares) or the shareholder recognizes gain on a disposition of the common shares. In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the common shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the common shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Assured Guaranty Ltd. to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income with respect to dividends paid before 2011.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income.” The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it “received directly its proportionate share of the income...” and as if it “held its proportionate share of the assets...” of any other corporation in which it owns at least 25% of the value of the stock.

We expect, for purposes of the PFIC rules, that each of our U.S. and foreign insurance subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our insurance subsidiaries should be treated as passive. Additionally, we expect that the passive income and assets of our non-insurance subsidiaries will not exceed the 75% test or 50% test amounts in each year of operations with respect to the overall income and assets of Assured Guaranty Ltd. and its subsidiaries. Under the look-through rule described above, Assured Guaranty Ltd. should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that Assured Guaranty Ltd. was not and should not be treated as a PFIC. However, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, we cannot be certain that the IRS will not successfully challenge this position. Prospective investors should consult their tax advisor as to the possible consequences of the PFIC rules to them.

Foreign tax credit.  If U.S. Persons own a majority of our common shares, it is possible that only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under Code Section 1248) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitation. It is uncertain whether Assured Guaranty Ltd. will be able to provide U.S. shareholders with information regarding the portion of such amounts constituting foreign source income. Due to limitations on the use of foreign tax credits, it may not be possible for a shareholder to fully utilize available foreign tax credits to reduce U.S. tax on income from ownership of our common shares.

U.S. Federal Income Taxation of foreign persons Owning Common Shares.  A foreign person owning common shares generally will not be subject to any U.S. federal income or withholding taxes with respect to any gain derived from the sale, exchange, or other disposition of, or any distribution received in respect of, the common shares, unless (i) such gain or distribution is effectively connected with the conduct by the foreign person of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the United States), or (ii) in the case of gain, the foreign person is an individual who is physically present in the United States for 183 days or more in the relevant taxable year (or certain other conditions are met). Foreign persons may be subject to backup withholding under certain circumstances (see “Information Reporting and Backup Withholding”).

Information Reporting and Backup Withholding.  Under certain circumstances, U.S. Persons owning shares (directly, indirectly or constructively) in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation and who owned the stock on the last day of that year; and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which we determine that the 20% Gross Income Exception and the 20% Ownership Exception do not apply, we will provide to all U.S. Persons registered as shareholders of our common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

Information returns may be filed with the IRS in connection with distributions on our common shares and the proceeds from a sale or other disposition of our common shares unless the holder of our common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is timely furnished to the IRS.

Proposed U.S. Tax Legislation and Change in U.S. Tax Law.  Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages to companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. companies to foreign affiliates. Another legislative proposal would treat a foreign corporation that is primarily managed and controlled in the United States as a U.S. corporation for U.S. federal income tax purposes. Further, legislation has been introduced to override the reduction or elimination under a U.S. tax treaty of U.S. withholding tax on certain U.S. source investment income in the case of a deductible related party payment made by a U.S. member of a foreign controlled group to a foreign member of the group organized in a tax treaty country to the extent that the ultimate foreign parent corporation would not enjoy treaty benefits with respect to such payments. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on us or our shareholders.

Additionally, the tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, is a PFIC, or whether U.S. Persons would be required to include in their gross income the “subpart F income” of a CFC or RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. Additionally, the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Bermuda Taxation

Taxation of Shareholders

Currently, there is no Bermuda withholding or other tax payable on dividends paid to the holders of our common shares.

Taxation of Assured Guaranty Ltd. and its Bermuda Subsidiaries

For information regarding Bermuda Taxation of Assured Guaranty Ltd. and its Bermuda Subsidiaries, see “Business—Tax Matters—Taxation of Assured Guaranty and Subsidiaries—Bermuda” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

	By:	/s/ James M. Michener
James M. Michener
General Counsel and Secretary

DATE November 30 , 2009